Exhibit 99.1

Contact:	Michelle Del Guercio
Director of Marketing
818.880.6700 x8688

FOR IMMEDIATE RELEASE:

ASPYRA REPORTS RESULTS OF OPERATIONS FOR THE

FOURTH QUARTER AND FISCAL YEAR ENDED DECEMBER 31, 2007

COMPLETES $2.8 MILLION PRIVATE PLACEMENT

AND RENEWAL OF BANK LINE OF CREDIT

CALABASAS, CALIFORNIA, March 31, 2008 - Aspyra, Inc. (AMEX: APY), a provider of clinical and diagnostic information systems for the healthcare industry, today reported its results of operations for the fourth quarter and fiscal year ended December 31, 2007.

Sales were $2,526,697 for the fourth quarter of fiscal 2007 compared with sales of $3,487,280 for the comparable quarter ended December 31, 2006.  The Company incurred a net loss of $1,335,335 for the quarter ended December 31, 2007, compared to a net loss of $482,477 for the quarter ended December 31, 2006, while net cash used in operations was $856,922 for the quarter ended December 31, 2007 compared to $582,035 for the quarter ended December 31, 2006. For the quarter ended December 31, 2007, basic and diluted loss per share was $.11, compared with a basic and diluted loss per share of $.04 for the comparable quarter ended December 31, 2006. Basic and diluted shares outstanding for each period were 12,437,150 and 10,783,150, respectively.

For the twelve months ended December 31, 2007 sales were $10,272,247, compared with sales of $12,689,217 for the twelve months ended December 31, 2006.  The Company incurred a net loss of $5,006,032, or basic and diluted loss per share of $.44 for the twelve months ended December 31, 2007 compared with a net loss of $3,570,438 or basic and diluted loss per share of $.36 for the comparable twelve-month period ended December 31, 2006. The Company’s net cash used in operations declined from $2,231,102 in 2006 to $1,618,035 in 2007. Basic and diluted shares outstanding for each period were 11,336,483 and 9,914,916, respectively.

Interim Chief Executive Officer James Zierick, stated, “While our year over year results are disappointing, we have now taken the appropriate steps to reduce our operating expenses with the goal of getting us to cash flow breakeven by the fourth quarter of 2008.  Among other actions, we have reduced the size of our U.K. based international operations so we may further concentrate on our domestic business.”

The Company also announced the completion of a private placement. Pursuant to the private placement, which closed March 26, 2008, the Company sold $2,775,000 in secured convertible notes to a group of accredited investors, and issued the investors three year warrants to purchase 5,045,454 shares of the Company’s common stock. The notes are convertible into shares of the Company’s common stock at a conversion price of $0.55 per share, and the warrants have an exercise price of $0.55 per share. In addition, the Company announced the renewal of its $1.3 million line of credit with Western Commercial Bank.  The funds will be used to fund ongoing operations, with a focus on improving the imaging product line and support.

Mr. Zierick stated, “The completion of this new financing, along with continued strong maintenance renewal billings from our installed base give Aspyra the resources needed to return the Company to profitable growth.  We have received very positive customer feedback on the recent release of version 6.3 of our AccessNET PACS product and believe the need for operational efficiencies in radiology will drive strong PACS adoption in 2008 in our core imaging center, orthopedic and small hospital markets.  Furthermore, our AccessRAD integrated RIS/PACS product positions us to meet the need for better patient care and workflow efficiencies that industry analysts like the Millennium Research Group see driving the continued rapid growth of the diagnostic imaging market through the year 2012.”

Aspyra is a global provider of Health Care Information Technology (HCIT) solutions and services to the healthcare industry. The Company specializes in Clinical Information Systems (CIS), Picture Archive Communication Systems (PACS) for hospitals, multi-specialty clinics, clinical laboratories, imaging departments and centers and orthopedic environments. Aspyra’s highly scalable systems can be installed standalone or integrated to provide a single-vendor, enterprise-wide solution. For more information on Aspyra, its products and services, visit www.aspyra.com.

Safe Harbor Statement

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements related to anticipated revenues, expenses, earnings, operating cash flows, the outlook for Aspyra’s markets and the demand for its products. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statement.  Such statements are based upon, among other things, assumptions made by, and information currently available to, management as of today the date of this press release, including management’s own knowledge and assessment of the Company’s industry and competition.  Factors that could cause Aspyra’s actual results to differ materially from these forward-looking statements include among others: the competitive environment; unexpected technical and marketing difficulties inherent in major product development efforts; the potential need for changes in our long-term strategy in response to future developments; future advances in clinical information technology and procedures, as well as potential changes in government regulations and healthcare policies; and rapid technological change in the microelectronics and software industries.  The Company refers interested persons to its most recent Annual Report on Form 10-KSB, Quarterly Reports on Form 10-QSB and its other SEC filings for a description of additional uncertainties and factors, which may affect forward-looking statements.  The Company assumes no duty to update its forward-looking statements.

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Consolidated Statement of Operations

	Fourth Quarter Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006

Net Sales	$2,526,697	$3,487,280	$10,272,247	$12,689,217

Net Loss	$(1,335,335)	$(482,477)	$(5,006,032)	$(3,570,438)

Net Loss per Share — Basic and Diluted	$(0.11)	$(0.04)	$(0.44)	$(0.36)

Cash flow from operations	$(856,922)	$(582,035)	$(1,618,035)	$(2,231,102)

Average Shares Outstanding — Basic and Diluted	12,437,150	10,783,150	11,336,483	9,914,916